NEWS BULLETIN
POINT.360
2777 N. ONTARIO STREET
BURBANK, CA 91504
Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, November 12, 2009

POINT.360 ANNOUNCES FIRST FISCAL QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2009.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “As I have mentioned in our last few shareholder conference calls, we have been looking into opportunities to expand into the business-to- consumer segment of our industry.  During the first quarter we began a multi-faceted research and development project to create a new service offering.  In the first phase, we will create a proof of concept for the delivery of DVDs to retail customers.

“With the influx of online stores and kiosks, big box stores have been forced to close due to high facility and personnel costs. We have identified a niche between big box and on-line rentals to service the market partially abandoned by the big-box stores, kiosks and on-line providers.”

Mr. Bagerdjian continued: “On September 29, 2009 we purchased $500,000 of equipment and software to create three proof of concept stores in Southern California.  We estimate that the project will take up to six months to complete at a cost of $1 to $2 million.  If successful, the next phase will be implementation of the overall strategy.”

The Company also indicated that sales from its traditional post production business were down from the prior year’s quarter and that the reported loss included R&D costs related to the automated store project.

Revenues

Revenue for the quarter ended September 30, 2009 totaled $9.4 million compared to $11.6 million in the same quarter last year.  The decline reflects a slowdown in work from several major studio customers and the effects of the move of one of our facilities.

Gross Margin

In the first quarter of fiscal 2010, gross margin was $2.1 million (22% of sales), compared to $3.9 million (34% of sales) in the prior year’s first quarter.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2010, SG&A expenses were $3.8 million, or 40% of sales, compared to $3.7 million, or 32% of sales in the first quarter of last year.  R&D costs were $109,000 in the current year quarter.

Interest expense was $0.2 million in the first quarter of fiscal 2010 compared to $0.1 million last year due to additional mortgage debt.

Other income represents sublease income.

Operating Income (Loss)

Operating loss was $1.8 million in the first quarter of fiscal 2010 compared to a profit of $0.2 million in last year’s first quarter.

Net Income (Loss)

For the first quarter of 2010, the Company reported a net loss of $2.0 million ($0.19 per share) compared to a net income of $59,000 ($0.01 per share) in the same period last year.

Consolidated Statements of Income (Loss) (unaudited) *

The table below summarizes results for the three and nine month periods ended September 30, 2008 and 2009:

	Three Months Ended September 30,
	2008	2009

Revenues	$11,556,000	$9,419,000
Cost of services	(7,655,000)	(7,360,000)

Gross profit	3,901,000	2,059,000
Selling, general and administrative expense	(3,710,000)	(3,788,000)
Research and development expense	-	(109,000)

Operating income (loss)	191,000	(1,838,000)
Interest expense	(129,000)	(222,000)
Interest income	23,000	9,000
Other income	21,000	79,000

Income (loss) before income taxes	106,000	(1,972,000)
(Provision for) benefit from income taxes	(47,000)	-

Net income (loss)	$59,000	$(1,972,000)

Earnings (loss) per share:
Basic:
Net income (loss)	$0.01	$(0.19)
Weighted average number of shares	10,504,072	10,152,422

Diluted:
Net income (loss)	$0.01	$(0.19)
Weighted average number of shares including the dilutive effect of stock options	10,504,072	10,152,422

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2009	Sept 30, 2009
Working Capital	$10,049,000	$8,034,000
Property and equipment, net	20,417,000	20,159,000
Total assets	37,394,000	35,144,000
Current portion of long term debt	2,086,000	2,106,000
Long-term debt, net of current portion	10,844,000	10,313,000
Shareholder’s equity	18,009,000	16,594,000

*   The consolidated statements of income (loss) and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position.  Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies.  Management believes that these computations provide useful information to investors.

About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With seven locations in greater Los Angeles and New York, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving  studios, independent producers, advertising agencies, corporations, non-profit organizations and governmental agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation (i) statements concerning the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company’s management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service and (v) statements regarding new business and new acquisitions.  Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K.  Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.  In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein; (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company.  The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.